Exhibit 10.1

Execution Version

AGREEMENT FOR PURCHASE AND SALE OF PROPERTY

THIS AGREEMENT is made and entered into as of the Effective Date (as hereinafter defined), by and between BOGOTA SAVINGS BANK, a New Jersey corporation (“Seller” and “Leaseback Tenant”), and MOUNTAINSEED REAL ESTATE SERVICES, LLC, a Georgia limited liability company (“Buyer”).

STATEMENT OF BACKGROUND

A. Seller is the owner of each Property (as hereinafter defined).

B. Buyer wishes to purchase, and Seller wishes to sell, the Property, upon the terms and conditions hereinafter set forth.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of Ten Dollars ($10.00), in hand paid by Buyer to Seller, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, Seller and Buyer hereby agree as follows:

1.	Definitions and Exhibits.

1.1	Definitions. For purposes of this Agreement, each of the following terms, when used herein with an initial capital letter, shall have the meaning ascribed to it as follows:

“Agreement” shall mean this Agreement for Purchase and Sale of Property.

“Business Day” shall mean a day other than a Saturday, Sunday or legal or bank holiday in either the State where any of the Land is located or of the Federal Government.

“Closing” shall mean the closing and consummation of the purchase and sale of the Property pursuant to this Agreement.

“Closing Date” shall mean the date on which the Closing occurs as provided in Section 9.1.

“Deed” shall have that meaning set forth in Section 9.2.1.a.

“Deposit” shall have that meaning set forth in Section 3.1.

“Effective Date” shall mean November 15, 2024.

“Environmental Matter” shall mean any matter or circumstance related in any manner whatsoever to (i) the disposal or release of solid, liquid or gaseous waste into the environment, (ii) the treatment, storage disposal or other handling of any Hazardous Substance, (iii) the placement of structures or materials into waters of the United States, (iv) above-ground or underground storage tanks used for the storage of petroleum, petroleum products, or Hazardous Substances, (v) the presence of any Hazardous Substance, including, but not limited to, asbestos, in any building, structure or workplace, which matter or circumstance exists at the Property on or before the Closing Date.

“Environmental Reports ” shall mean all existing environmental site assessments, remediation reports, tank removal reports and other reports (including, but not limited to, any soils and groundwater assessments and reports) for each Property.

“Escrow Agent” shall mean First American Title Insurance Company, 666 Third Avenue, 5th Floor, New York, New York 10017, Attn: Zivile Giuliani, Telephone: (212) 850-0634, Email: zgiuliani@firstam.com, pursuant to the terms and conditions of the Escrow Agreement and Section 3.

“Existing Space Leases” means the existing space leases at the Hasbrouck Heights, New Jersey Property listed on EXHIBIT H hereto.

“Fixtures ” shall mean, collectively, all machinery, equipment and systems necessary for the operation of the Improvements that are “fixtures” pursuant to applicable law, including, but not limited to electrical, plumbing, heating, ventilation and air-conditioning equipment, and fire sprinklers and fire suppression equipment (but specifically excluding any such items that are not “fixtures” pursuant to applicable law, and any trade fixtures, including, but not limited to, the “Tenant Property” listed on EXHIBIT G attached hereto and made a part hereof).

“General Assignment” shall mean the Assignment of Warranties and Other Intangible Property in the form attached hereto as EXHIBIT E.

“Governmental Requirements” shall mean any and all laws, rules and regulations of federal, state and local governmental authorities having jurisdiction over the applicable Property.

“Hazardous Substances” shall mean any and all hazardous, extremely hazardous, or toxic substances or wastes or constituents as those terms are defined by any applicable Hazardous Substance Law and petroleum, petroleum products, asbestos or any asbestos-containing materials, the group of organic compounds known as polychlorinated biphenyls (PCBs), flammables, explosives, radioactive materials, and chemicals known to cause cancer or reproductive toxicity.

“Hazardous Substance Law” shall mean any and all federal, state or local laws, rules, regulations, ordinances, agency or judicial orders and decrees, and agency agreements now and hereafter enacted or promulgated or otherwise in effect, relating to the protection of the environment, including, without limitation, the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. §§6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. §§9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Hazardous Materials Transportation Act, 49 U.S.C. §6901, et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§1251 et seq., the Clean Air Act, 42 U.S.C. §§7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. §§300f et seq., and all amendments, regulations, orders and decrees promulgated thereunder or pursuant thereto.

“Improvements” shall collectively mean any buildings, structures and improvements located on the applicable Land.

“Independent Consideration” shall have the meaning set forth in Section 3.3.

“Inspection Date” shall mean the Inspection Date set forth in Section 7.3.

“Intangible Personal Property” shall collectively mean, to the extent assignable, all intangible personal property, if any, owned by Seller and related exclusively to the applicable Real Property, including, without limitation: (i) any plans and specifications and other architectural and engineering drawings for the Improvements; (ii) any Warranties; (iii) any Service Contracts and other contract rights related to the Property (but only to the extent Seller’s obligations thereunder are expressly assumed by Buyer pursuant to the General Assignment); and (iv) any governmental permits, approvals and licenses (including any pending applications).

“Land” shall mean, individually and collectively as the context may require, that certain real property or each of the real properties described in EXHIBIT A attached hereto and made a part hereof.

“Leaseback Lease” shall have the meaning given such term in Section 5.6.

“Mandatory Cure Items” shall mean any mortgage, deed of trust, lien, judgment or other monetary encumbrance of any nature encumbering the title to any of the Real Property and held by a person claiming through or under Seller.

“Material Casualty” shall mean a casualty which (i) results in a cost of repair in excess of ten percent (10%) of the Purchase Price allocated to such Property as set forth on EXHIBIT A attached hereto in the estimate of a general contractor or architect reasonably selected by Seller and approved by Buyer; (ii) will take more than 6 months to repair (as reasonably estimated by a general contractor reasonably selected by Seller and approved by Buyer); (iii) results in Seller’s insurance company failing to notify Buyer in writing that it acknowledges or will acknowledge prior to Closing Buyer as Seller’s assignee of the insurance proceeds; or (iv) is an uninsured or underinsured casualty.

“Material Condemnation” shall mean a condemnation or threatened condemnation pursuant to which (i) any portion of the Property with a value equal to or greater than ten percent (10%) of the Purchase Price allocated to such Property as set forth on EXHIBIT A attached hereto is taken or threatened to be taken; (ii) results or would result in the loss parking spaces serving the Real Property which would cause the Real Property to not have parking spaces sufficient to comply with applicable zoning (without taking into account any grandfathering in of the Real Property as a result of such condemnation); (iii) causes or would cause a material reduction in size of the Real Property or materially interferes with the use and operation of the Real Property; (iv) results or would result in the Property being in violation of any applicable Governmental Requirements; or (v) results or would result in access to the Property being materially impaired, as reasonably determined by Buyer.

“OFAC” shall mean the Office of Foreign Assets Control, Department of the Treasury.

“Permitted Title Exceptions” shall mean those matters affecting title to the applicable Land identified on EXHIBIT B attached hereto and by this reference made a part hereof.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Property” shall mean, individually and collectively as the context may require:

(i) each of the Real Property; and

(ii) all of Seller’s right, title and interest in and to the Intangible Personal Property with respect to each Real Property.

“Proration Date” shall mean the effective date of the prorations provided in Section 4.2 hereof, which is 11:59 p.m. on the eve of the Closing Date.

“Purchase Price” shall mean the purchase price for the Property described in Section 4 1.

“Real Property” shall collectively mean, individually and collectively as the context may requires, each of the Land, together with:

(i) the Improvements on such Land;

(ii) the Fixtures at such Land;

(iii) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including all mineral rights, development rights, air and water rights; and

(iv) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land.

“Seller’s knowledge” or “to the knowledge of Seller” or words or phrases of similar import shall mean the current actual knowledge of the following individuals: Kevin Pace and Brian McCourt (the “Designated Individuals”). The Designated Individuals are the persons to whom information pertaining to the Seller’s representations and warranties set forth in this Agreement would reasonably be expected to be reported and who would generally be expected to have knowledge of the matters that are the subject of Seller’s representations and warranties herein.

“Service Contracts” shall collectively mean contracts pertaining to the operation of the Property, including all management, leasing, service and maintenance agreements and equipment leases.

“Survey” shall have that meaning set forth in Section 6.

“Taxes” shall have that meaning set forth in Section 4.2.

“Tenant Vacancy Condition” means that, subject only to the Leaseback Tenant’s continued occupancy under the Leaseback Lease, and the Existing Space Leases, all existing leases and occupancy agreements affecting the Property have terminated by their terms, and all tenants, subtenants or occupants of the Property, whether permitted pursuant to this Agreement or resulting from a breach hereof, have (i) fully vacated the Property and removed all personal property and effects therefrom, and (ii) otherwise surrendered their respective premises in accordance with the terms and conditions set forth in any applicable leases or occupancy agreements.

“Title Insurer” shall mean Escrow Agent.

“Title Policy” shall have the meaning set forth in Section 7.4(b).

“Warranties” shall have that meaning set forth in Section 8.1.r.

1.2

Exhibits; Schedules. All exhibits, schedules and other attachments hereto form an integral part of this Agreement, all of which are incorporated into this Agreement as fully as if the contents thereof were set out in full herein at each point of reference thereto.

EXHIBIT A	Schedule of the Property; Property Legal Descriptions
EXHIBIT B	Permitted Title Exceptions
EXHIBIT C	List of Due Diligence Materials
EXHIBIT D	Terms of Escrow
EXHIBIT E	Assignment of Warranties and Other Intangible Property
EXHIBIT F	Affidavit of Non-Foreign Status
EXHIBIT G	Tenant Property
EXHIBIT H	Existing Space Leases
EXHIBIT I	Assignment and Assumption of Leases
EXHIBIT J	KYC Application
EXHIBIT K	Seller’s Flood Disclosures

2.	Purchase and Sale. Subject to the provisions hereof, Seller agrees to sell, assign and convey to Buyer, and Buyer agrees to purchase the applicable Property from Seller.

3.	Deposit.

3.1

Deposit. Within five (5) Business Days after the Effective Date, Buyer shall deposit with Escrow Agent the sum of Fifty Thousand and 00/100 Dollars ($50,000.00) (the “Deposit”) as earnest money hereunder, which Deposit shall be allocated per Property as set forth on EXHIBIT A attached hereto. The Deposit, together with any interest or other income earned thereon (which shall be deemed part of the Deposit), shall be held and disbursed pursuant to this Agreement, including the terms of escrow on EXHIBIT D.

3.2

Disbursement. Whenever the Deposit or any applicable portion of the Deposit is by the terms hereof to be disbursed by Escrow Agent, Seller and Buyer agree promptly to execute and deliver such notices as necessary or, in the commercially reasonable opinion of Escrow Agent, appropriate to authorize Escrow Agent to make such disbursement.

3.3

Independent Consideration. One Hundred Dollars ($100.00) of the Deposit (“Independent Consideration”) shall be released by Escrow Agent to Seller within three (3) Business Days after receipt of the Deposit by Escrow Agent, which amount Seller and Buyer have bargained for and agreed to as independent and sufficient consideration for Seller’s execution and delivery of this Agreement. The Independent Consideration is non-refundable to Buyer under any and all circumstances, but applicable to the Purchase Price, and Seller shall retain the Independent Consideration upon any termination of this Agreement notwithstanding any other provision of this Agreement to the contrary.

4.	Purchase Price and Prorations.

4.1	Purchase Price.

a.

Purchase Price. The purchase price for the Property shall be Twelve Million Five Hundred Forty Thousand and 00/100 Dollars ($12,540,000.00) (the “Purchase Price”), which Purchase Price shall be allocated for each Property as set forth on EXHIBIT A attached hereto.

b.

Payment Mechanics. The Purchase Price, as adjusted by the prorations provided in Section 4.2 and as reduced by the Deposit (which, unless otherwise disbursed hereunder, shall be disbursed by Escrow Agent at the Closing to Seller as a portion of the Purchase Price) shall be paid by Buyer to Seller at the Closing in United States Dollars, by Federal Reserve System wire transfer or other immediately available funds acceptable to Seller.

4.2

Prorations. Items of expense relating to the Property that are typically prorated in real estate purchase and sale transactions (e.g., real property taxes and assessments, and utility charges) will be, as of Closing, paid directly by the Leaseback Tenant under the Leaseback Lease to the applicable taxing authority, service provider, utility provider or other third party (and not as a reimbursement to Buyer as landlord for expenses incurred), so such items of expense will not be prorated as of the Closing, as the terms of the Leaseback Lease will address the Leaseback Tenant’s payment of such expense items.

5.	Title; Leaseback Lease.

5.1

Fee Simple Conveyance at Closing. Seller shall convey good, marketable and insurable fee simple title to the Real Property to Buyer free and clear of all liens and encumbrances, subject only to the Permitted Title Exceptions and any other matters of title to which Buyer shall expressly consent in writing pursuant hereto.

5.2

Review of Title Commitment. Buyer shall have until the Inspection Date by which to examine title to each of the Property, to obtain a title insurance commitment with respect to the applicable Property (the “Title Commitment”) from the Title Insurer, and to give written notice to Seller of any objections which Buyer may have with respect to each Property.

a.

Failure of Buyer to Object. If Buyer fails to give any notice to Seller by such date, Buyer shall be deemed to have waived such right to object to any title exceptions or defects set forth in the Title Commitment as of the expiration of the Inspection Date.

b.

Buyer Provides Objections. If Seller receives timely notice of Buyer’s objection to any title exceptions or defects, Seller will have no obligation to take any action to cure such title exceptions or defects (other the Mandatory Cure Items, which Seller must cure and satisfy in accordance with Section 5.4); provided that Seller will have the right and option to elect, within seven (7) days of Seller’s receipt of such written notice from Buyer, to cure or satisfy by the Closing, any such objection by Buyer (and, if Seller fails to provide a response to Buyer’s objections within such seven (7) day period, Seller shall be deemed to have elected not to cure such exceptions or defects, other than Mandatory Cure Items).

i.

Seller Fails to Cure Objection. If Seller: (i) elects not to cure such objections; or (ii) elects to cure such objections (except that Seller must cure and satisfy the Mandatory Cure Items as required by Section 5.4) and such objection is (a) not cured or satisfied to the satisfaction of the Title Insurer within ten (10) days or (b) not undertaken to be cured or satisfied by Seller, then Buyer shall, within seven (7) days thereafter, elect, by written notice given to Seller on or before such seventh (7th) day, either:

1.

Terminate: to terminate this Agreement with respect to the applicable Property, in which case the applicable portion of the Deposit allocated to such Property, less the Independent Consideration, shall be returned to Buyer by Escrow Agent, and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination, or

2.	Waive: to waive its objections hereunder and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement.

3.	Failure to Elect: If Buyer fails to give Seller notice of its election by such time, it shall be deemed to have elected to waive its objections as provided in subparagraph (2) above.

ii.

Seller Cures Objection. If Seller does cure or satisfy to the satisfaction of the Title Insurer, or undertake to cure or satisfy, such objection, then this Agreement shall continue in full force and effect.

iii.	Waiver. Buyer shall have the right at any time to waive any objections that it may have made and, thereby, to preserve this Agreement in full force and effect.

5.3

Changes In Title. Buyer shall have the right to object to any change in title occurring after the effective date of the applicable Title Commitment and prior to the Closing, and if Seller elects to cure such objection and Seller cannot cure or satisfy any such objection (or any objection which Seller has previously undertaken to cure or satisfy) by the Closing or if Seller does not agree to cure such objection, Buyer may exercise the option set forth in clause 5.2(b)(i)(1) or 5.2(b)(i)(2) above. The foregoing election is intended to be in addition to Buyer’s remedies for Seller’s default hereunder.

5.4	Mandatory Cure Items. Seller shall pay and cause to be released all Mandatory Cure Items at or before the Closing.

5.5	Time Periods. The Closing Date shall be automatically extended to allow all time periods in Section 5.2(b) to run fully.

5.6

Leaseback Lease. Buyer will, concurrently with Closing, lease the Property back to Leaseback Tenant by execution and delivery of the lease or occupancy agreement in a form to be agreed upon by Seller, Buyer and Leaseback Tenant prior to the expiration of the Inspection Date, subject to mutually agreed-upon extensions, if necessary, which Leaseback Lease shall provide for initial annual fixed rent for the Property (in the aggregate) of One Million Thirty-Four Thousand Five Hundred Fifty and 00/100 Dollars ($1,034,550.00), and which obligations of Leaseback Tenant under the Leaseback Lease shall be guaranteed by Bogota Financial Corp., a Maryland corporation (the “Guarantor”) pursuant to form of guaranty to be attached to the Leaseback Lease (the “Lease Guaranty”). In the event that, despite using good faith efforts to negotiate the form of the Leaseback Lease and Lease Guaranty, the parties are unable to agree upon a form of Leaseback Lease and Lease Guaranty prior to the expiration of the Inspection Date, subject to mutually agreed-upon extensions, if necessary, Buyer may terminate this Agreement by providing written notice to Seller on or prior to the expiration of the Inspection Date in accordance with Section 7.3 of this Agreement.

6.	Survey.

6.1	Survey. Buyer may obtain a survey of each Real Property (the “Survey”).

6.2

Buyer Objections. Any matters shown on the applicable Survey and objected to by Buyer with specificity by the Inspection Date shall be additional title objections, as to which the obligations and rights of Buyer and Seller shall be the same as provided in Section 5 above.

7.	Buyer’s Inspection.

7.1	Physical Inspection.

a.

Inspection Right. Buyer and its agents, employees, representatives and independent contractors may enter upon the Property for the purpose of making such surveys, inspections, examinations, and studies (collectively, “Inspections”) as are reasonably necessary to evaluate and study the Property as contemplated herein. Seller agrees that Buyer shall have until the Closing Date in which to conduct all such Inspections, but that Buyer’s right to terminate this Agreement based thereon shall be limited as provided in Section 7.3 and Section 7.4 below.

b.

Right of Entry. From the Effective Date until Closing, Seller shall provide Buyer and its consultants and contractors reasonable access to the Property for the purpose of inspecting the Property and undertaking non-invasive tests and studies, provided (a) Buyer promptly repairs any damage to the Property caused by such entry, (b) Buyer restores the Property to substantially the same condition that existed immediately prior to such entry, if such change in condition was caused by Buyer, and (c) Buyer shall provide to Seller e-mail notice of any entry onto the Property no fewer than two (2) Business Days prior to Buyer or any of its consultants and contractors visiting or entering the Property. Buyer shall pay for such inspections and such inspections shall not result in any mechanic’s or construction lien or encumbrance on the Property. Buyer shall not conduct any Phase II environmental site assessment or any invasive testing without the Seller’s prior written consent. Access to the Property will, at all times, be subject to the rights of Seller, and Seller’s employees, contractors, and subcontractors, if any, and shall not interfere with the Seller’s business operations or use of the Property. Buyer shall indemnify, hold harmless and defend Seller, its affiliates, and their respective officers, directors, employees and agents from and against all suits, actions, proceedings, losses, damages, liens, expenses and costs, including without limitation, reasonable counsel fees and consultant and professional fees arising in any way out of Buyer’s entry on to the Property and Buyer’s activities on the Property, except to the extent arising out of the gross negligence or willful misconduct of Seller or its agents, employees or contractors. Prior to entering the Property, Buyer shall furnish to Seller evidence reasonably satisfactory to Seller that Buyer and all of its consultants and contractors that are entering the Property maintain comprehensive general public liability insurance with an insurer authorized to do business in New Jersey, or otherwise approved in writing by Seller, against claims for bodily injury, death and property damage in a single limit amount of not less than One Million Dollars ($1,000,000.00) with respect to all claims for bodily injury or death arising from the inspection actions of Buyer or its contractor, as applicable, at the Property and One Million Dollars ($1,000,000.00) with respect to all claims for property damage arising from the inspection actions of Buyer or its contractor, as applicable, at the Property. The policy of insurance required to be maintained by Buyer’s contractors pursuant hereto shall provide that Seller is included as an “additional insured”. Notwithstanding anything in the foregoing, Buyer and Seller understand and agree that certain portions of the Property contain Seller’s valuable trade secrets and/or customer property, and that certain areas of the Real Property containing sensitive business information/data, as solely designated by Seller, shall be restricted from access by Buyer. Seller, at its sole discretion, may provide supervised and/or limited access of such areas of the Real Property to Buyer upon written notice request from Buyer. Buyer understands and agrees that Buyer may be required to execute a non-disclosure agreement in exchange for access to the Property to conduct Buyer’s due diligence.

c.

Carveout to Inspection Indemnity. Notwithstanding the foregoing, in no event shall Buyer be liable to or be obligated to indemnify Seller under Section 7.1(b) for (i) the mere discovery of pre-existing conditions at the Property or (ii) the negligence or willful misconduct of Seller or any agents, employees, consultants or contractors thereof.

7.2

Document Inspection. Seller represents and warrants that it has delivered to Buyer true, correct and complete copies of each of the documents or materials listed on EXHIBIT C attached hereto to the extent in Seller’s possession or reasonable control.

7.3	Inspection Period.

a.

Inspection Date; Termination Right. Notwithstanding Buyer’s right of inspection contained in Section 7.1 above, Buyer shall have until the date that is forty-five (45) days after the Effective Date (the “Inspection Date”) to terminate this Agreement with respect to any or all of the Property, by written notice to Seller, in its sole and absolute discretion. Buyer shall have the one time right to extend the Inspection Date by a period of up to thirty (30) days by providing written notice to Seller prior to the expiration of the initial Inspection Date.

b.

Seller Cooperation. Seller agrees to cooperate reasonably with Buyer’s investigations. Buyer and/or Buyer’s contractors, consultants and/or agents shall take all commercially reasonable efforts to conduct investigations in a manner that does not interfere with Seller’s daily banking business at the Property.

c.

Exercise of Termination Right. If, on or before the Inspection Date, Buyer gives Seller written notice that Buyer has elected to terminate this Agreement pursuant to this Section 7.3, then this Agreement shall terminate solely with respect to the Property identified in Buyer’s termination notice with such termination to be effective as of the date such notice is given to Seller, in which event the applicable portion of the Deposit allocated to such terminated Property, less the Independent Consideration, shall be returned to Buyer, and the parties shall have no further rights or obligations hereunder with respect to such terminated Property, except for those which expressly survive any such termination.

d.

Waiver of Termination Right. If Buyer fails to give Seller written notice, not later than the Inspection Date, that Buyer has elected to terminate this Agreement with respect to any or all Property pursuant to this Section 7.3, then this Agreement shall remain in full force and effect with respect to all Property in accordance with its terms.

7.4	Conditions Precedent. In addition to other conditions in this Agreement, Buyer’s obligation to purchase each Property shall be contingent upon the following conditions precedent:

a.

Adverse Conditions. There shall be no material adverse change in the condition of or affecting the Property not caused by Buyer between the time of Buyer’s inspection of the Property prior to the Inspection Date and the Closing Date, including, but not limited to: (i) environmental contamination; and (ii) loss of access;

b.

Title Insurance. The willingness of Title Insurer to issue, on the Closing Date, upon the sole condition of the payment of an amount no greater than its regularly scheduled premium, its extended coverage ALTA form owner’s policy of title insurance, with such available endorsements as Buyer may elect to obtain, insuring in the amount of the Purchase Price applicable to such Property that title to the Property is vested of record in Buyer on the Closing Date, subject only to the Permitted Title Exceptions (the “Title Policy”); and

c.

Representations and Warranties. Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date. For purposes herein, a representation shall be false if the factual matter that is the subject of the representation is false notwithstanding any lack of knowledge or notice to the party making the representation.

d.

KYC Requirement. Seller shall have truthfully and accurately completed and delivered to Buyer the “know your customer” application form attached hereto as EXHIBIT J (the “KYC Application”) no less than seven (7) days prior to the Closing, and Seller satisfactorily completes Buyer’s customary Know Your Customer background check, with Buyer acting reasonably.

e.

Compliance with Agreement. Seller must have materially performed all obligations and complied with all covenants required in this Agreement to be performed or complied with by it prior to or at Closing.

f.	Tenant Vacancy Condition. The Tenant Vacancy Condition shall be satisfied.

7.5

Failure of Conditions Precedent. If any of the conditions precedent set forth in Section 7.4 is not satisfied or waived in writing by Buyer, Buyer may, but shall not be obligated to, elect, at its option, by notice to Seller, either to: (a) terminate this Agreement with respect to any or all Property, in which event the applicable portion of the Deposit allocated to such terminated Property shall be returned to Buyer, and the parties hereto shall have no further rights or obligations hereunder, except for those which expressly survive such termination; or (b) close without regard to the failure of such condition. The foregoing election is not intended to be in derogation of, but shall be in addition to, Buyer’s remedies for Seller’s default hereunder, and does not negate, modify or amend the representations, warranties or post-closing covenants of Seller contained herein, which representations, warranties and post-closing covenants shall survive the Closing as herein provided.

7.6

No Warranty; As-Is. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT OR ANY DOCUMENT SIGNED AND DELIVERED BY SELLER AT CLOSING, BUYER IS PURCHASING THE PROPERTY IN ITS “AS IS” “WHERE IS” AND “WITH ALL FAULTS” CONDITIONS INCLUDING BUT NOT LIMITED TO “AS-IS” WITH REGARD TO THE ENVIRONMENTAL CONDITION OF THE PROPERTY. The provisions of this paragraph shall survive Closing or any termination of this Agreement.

8.	Representations and Warranties.

8.1	Representations and Warranties. As of the date hereof and as of the Closing, Seller hereby represents and warrants to Buyer as follows:

a.

No Litigation. To Seller’s knowledge, there are not any pending or threatened disputes, violations, actions or proceedings by any person, entity or governmental agency against Seller with respect to the Property or against the Property (or any portion thereof).

b.

Organization and Authority. Seller: (i) is a corporation duly formed, validly existing and in good standing under the laws of the State of New Jersey; (ii) has obtained all requisite authorizations and consents to enter into this Agreement with Buyer and to consummate the transactions contemplated hereby; and (iii) certifies that the individuals executing this Agreement and the documents executed in furtherance of this Agreement have the full right and authority to bind Seller under the terms and conditions stated herein.

c.

Title. Seller has good, insurable and marketable fee simple title to the Property, free and clear of all liens and encumbrances, other than the Permitted Title Exceptions and none of the Property will be subject to any prior conveyance or assignment to, or any superior possessory rights in, any third party.

d.

Undisclosed Agreements and Liabilities. To Seller’s knowledge, without duty to investigate or research, other than as expressly set forth in this Agreement or otherwise disclosed in writing to Buyer pursuant to this Agreement, there are no undisclosed liabilities or agreements affecting the Property or Seller, in its capacity as owner of the Property.

e.	Taxes and Assessments.

i.

No Special Assessments: To Seller’s knowledge, without duty to investigate or research, the Property is not subject to or affected by any special assessment for public improvements or otherwise, whether or not presently a lien upon the Property.

ii.

No Commitments: To Seller’s knowledge, without duty to investigate or research, Seller has made no commitment to any person or entity relating to the Property which would impose an obligation upon Seller or its successors to make any contributions or dedications of money or land, or to construct, install or maintain any improvements as part of the Property or upon separate lands.

iii.

No Special Fees or Contributions: To Seller’s knowledge, without duty to investigate or research, no governmental authority has imposed any requirement that Seller pay, directly or indirectly, or incur any expenses or obligations in connection with the development of the Property or any portion thereof, other than any nondiscriminatory real property taxes assessed against the Property.

iv.	Separately Assessed: To Seller’s knowledge, without duty to investigate or research, each Property is separately assessed for real property tax assessment purposes.

v.

No Reassessment: To Seller’s knowledge, without duty to investigate or research, Seller has received no notice of any contemplated or actual reassessment of the Property or any portion thereof for general real estate tax purposes.

vi.	Taxes and Assessments Paid: All due and payable taxes, assessments, water charges and sewer charges affecting the Property have been paid.

vii.

Tax Appeals. There is no ongoing appeal with respect to taxes or special assessments on the Real Property for any year, and any consultants engaged with respect to taxes or special assessments on the Property have been paid in full.

f.

No Rights to Purchase. No Person, other than Buyer, has any right, agreement, commitment, option, right of first refusal or any other agreement, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Property.

g.

Environmental Matters. Each and every representation made in this Section 8.1.g is made to Seller’s knowledge, without duty to investigate or research. Seller and Buyer acknowledge and agree that Buyer shall perform its own due diligence as to these matters and shall rely on the reports provided by its consultants and/or agents.

i.

No Hazardous Substances: Hazardous Substances have not been used, generated, transported, treated, stored, released, discharged or disposed of in, onto, under or from the Property by Seller or, to Seller’s knowledge, without duty to investigate or research, by any predecessor-in-title or agent or contractor of Seller or by any other Person at any time.

ii.	No Violations: To Seller’s knowledge, without duty to investigate or research, the Property is not in violation of any Hazardous Substance Laws or any other Governmental Requirements.

iii.

No Claims or Actions: To Seller’s knowledge, without duty to investigate or research, Seller has received no written or oral notice or other communication of pending or threatened claims or investigations against Seller, the Property or any occupant of the Property related to alleged or actual violations of Hazardous Substance Laws.

h.

Subdivision. Each Property constitutes a separately subdivided, legally distinct parcel of land and Seller has complied with all applicable laws affecting the Property which relate to such subdivision.

i.

No Condemnation. To Seller’s knowledge, without duty to investigate or research, there is no pending or threatened condemnation or similar proceeding affecting all or any portion of the Property, nor is such a proceeding contemplated.

j.

Covenants, Conditions, Restrictions or Easements. To Seller’s knowledge, without duty to investigate or research, there is no default or breach by Seller nor, to Seller’s knowledge, any other party thereto, under any covenants, rights of way or easements which may affect the Property which are to be performed or complied with by the owner of the Property, and no condition or circumstance exists which, with the giving of notice or the passage of time, or both, would constitute a default or breach by Seller nor, to the best of Seller’s knowledge, any other party thereto, under any such covenants, rights-of-way or easements.

k.

No Bankruptcy. Neither Seller, nor its general partner[s] (if Seller is a partnership), is party to any proceedings in bankruptcy or similar proceedings under the Federal bankruptcy laws or under any state laws relating to the protection of debtors, or subject to any general assignment for the benefit of the creditors, and, to Seller’s knowledge, no such action has been threatened.

l.

Leases. Other than pursuant to the Exiting Space Leases, there are no tenants of the Property and no person or entity now has, or at the time of Closing will have, any possessory interest in the Property, under a lease or otherwise, except for (i) Seller whose total interest in the Property will be transferred to Buyer at Closing; and (ii) Leaseback Tenant’s continued occupancy under the Leaseback Lease.

m.

Non-Foreign Status; Withholding. Seller is not a “foreign person” as that term is defined in the Internal Revenue Code of 1986, as amended and the Regulations promulgated pursuant thereto. Seller’s sale of the Property is not subject to any Federal, state or local withholding obligation of Buyer under the tax laws applicable to Seller or the Property.

n.	Restrictive Covenants: The Property is not part of a development that is subject to restrictive covenants or governed by a declarant or owner’s association.

o.

Service Contracts. No Service Contracts will be binding upon Buyer or the Property at Closing and Seller (or Leaseback Tenant) will retain all obligations and liabilities under any Service Contracts as tenant under the Leaseback Lease.

p.

OFAC. Neither Seller nor, to Seller’s actual knowledge, any individual having a beneficial interest in Seller is a Person described by Section 1 of the Executive Order (No. 13224) Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49079 (September 25, 2001), and does not engage in any dealings or transactions, and is not otherwise associated with any such Persons.

q.

Banking Regulations. Seller represents and warrants that Seller, to the extent that it deems necessary in its discretion, has independently verified that the transaction contemplated by this Agreement complies with all regulations applicable to the Seller’s business, including without limitation any regulations applicable to the sale of the Property by Seller and subsequent leaseback of the Property by Leaseback Tenant (collectively, the “Sale-Leaseback Regulations”). To Seller’s knowledge, Seller has obtained all required regulatory approvals as may be necessary or appropriate in connection with the transaction contemplated by this Agreement, and Seller is entering the transaction contemplated by this Agreement solely relying on, and after full review of, their own due diligence and not on the basis of any statement made by Buyer or Buyer Indemnitees (defined below). Neither Buyer nor any Buyer Indemnitees has made any representation or warranty to Seller as it relates to the Sale-Leaseback Regulations or the compliance of this transaction with any of the Sale-Leaseback Regulations. To the fullest extent permitted by applicable law, Seller shall indemnify and hold harmless Buyer and the Buyer Indemnitees from and against any and all claims, losses, damages, expenses and other liabilities arising with respect to the Sale-Leaseback Regulations (collectively referred to as “Regulatory Claims” and individually as a “Regulatory Claim”), including, as incurred, attorneys’ fees, that any of the Buyer Indemnitees may incur that arise out of or in connection with the Seller’s breach of any representation, warranty or other obligation in this Section 8.1.q. of this Agreement. The Buyer Indemnitees shall promptly notify Seller of any Regulatory Claim filed against Buyer or any Buyer Indemnitees, and Seller shall defend the Buyer Indemnitees, at the request of any one or more of the Buyer Indemnitees, with counsel reasonably satisfactory to the Buyer Indemnitees making the request. The indemnity in this Section 8.1.q shall survive Closing and any termination of this Agreement.

r.

Warranties. True and correct copies of all of the existing warranties or guaranties issued in connection with the development, construction, operation, maintenance or repair of the Property, and all amendments and modifications thereto which remain in effect as of the date hereof (collectively, “Warranties”) have been delivered to Buyer. The Warranties are in full force and effect and shall be duly assigned to Buyer at Closing at Seller’s sole expense, to the extent that such Warranties are assignable to Buyer.

8.2 Survival. The foregoing representations are true, correct and complete, and the foregoing warranties are in full force and effect and binding on Seller, as of the date hereof, and shall be true and correct and in full force and effect, as the case may be, and deemed to have been reaffirmed and restated by Seller as of the date and time of the Closing, shall survive the Closing as provided in Section 32 and shall not be deemed merged into any instrument of conveyance delivered at the Closing, and shall inure to the benefit of and be enforceable by Buyer, its successors and assigns.

9.	Closing.

9.1

Time and Place. Provided that all of the conditions set forth in this Agreement are fully satisfied or performed, the Closing shall be conducted by escrow through Escrow Agent, commencing at 10:00 a.m. Eastern Time, on the date that is mutually acceptable to Buyer and Seller but in no event later than December 9, 2024 (notwithstanding any other time periods or critical dates referenced herein, including, without limitation, the Inspection Date) (the “Closing Date”), unless the Closing Date is postponed pursuant to the express terms of this Agreement or as otherwise agreed by Seller and Buyer in writing. Seller and Buyer may agree in writing to conduct the Closing on an earlier date. In the event the Closing does not occur by December 9, 2024, Seller shall have a right to terminate this Agreement without any further cost or obligation of Seller upon which Buyer shall be returned the Deposit in full. Notwithstanding the foregoing, in the event the failure to Close by December 9, 2024 is as a result of an environmental condition at one of the Properties, the parties agree to Close on the remaining Properties by December 9, 2024 and proceed to Close as promptly as possible thereafter on the remaining Properties upon remedy of such environmental condition with the Purchase Price allocated equitably as set forth on EXHIBIT A.

9.2	Closing Deliverables.

9.2.1 Deliveries by Seller. As a condition precedent to Buyer’s delivery to Seller of the Purchase Price, Seller shall deliver the following documents to Escrow Agent on the Business Day preceding the Closing Date (all of which shall be duly executed by Seller and witnessed and notarized where required, and which Buyer agrees to execute where required):

a.

Deed(s): a special warranty deed (or the local equivalent thereof) with respect to each Property, containing a limited warranty of title in form reasonably acceptable to Buyer, conveying to Buyer all of Seller’s right, title and interest in and to each Property, subject only to the Permitted Title Exceptions and such other matters as are permitted by Section 5 hereof;

b.	General Assignment. The General Assignment;

c.	Non-Foreign Certificate: A Certificate and Affidavit of Non-Foreign Status, in the form attached as EXHIBIT F hereto and by this reference made a part hereof;

d.	Leaseback Lease and Lease Guaranty. The Leaseback Lease signed by Leaseback Tenant and the Lease Guaranty signed by Guarantor.

e.

Affidavit of Title: An affidavit of title in the form required by the Title Insurer in order to issue its extended coverage owner’s policy of title insurance without exception for mechanic’s, materialmen’s or other statutory liens, for unrecorded easements or for other rights of parties in possession, and subject only to the Permitted Exceptions;

f.

Authority: Such evidence as Title Insurer shall reasonably require as to the authority of the parties acting on behalf of Seller to enter into this Agreement and to discharge the obligations of Seller pursuant hereto;

g.	Assignment and Assumption of Leases: As assignment and assumption of the Existing Space Leases from Buyer to Seller in the form attached hereto as EXHIBIT I (the “Assignment of Leases”);

h.

Reaffirmation of Representations and Warranties: A certificate of Seller, dated as of the Closing Date, reaffirming that all representations and warranties of Seller under this Agreement are true, correct and complete as of the Closing Date and that there has occurred no default or breach, nor any event which, with the giving of notice or the passage of time, or both, would constitute a default or breach by Seller under this Agreement;

i.	Closing Statement: A Closing settlement statement;

j.	Warranties. The Warranties, including all related manuals and any consents necessary in order for the Warranties to be duly assigned to Buyer as of the Closing; and

k.

Other Transfer Tax Documents: Such other property transfer tax returns, affidavits, declarations or forms, if any, sufficient to comply with Governmental Requirements of the jurisdiction in which the Property is located; and

l.

Further Documentation: Such further instructions, documents and information as Buyer or Title Insurer may reasonably request as necessary to consummate the purchase and sale contemplated by this Agreement, including any payoff letter or release from Seller’s existing lender required for the Title Insurer to issue the Title Policy without exception for monetary liens as required by Section 5 and Section 7.4(b) above.

9.2.2 Deliveries by Buyer. At Closing, Buyer shall execute and/or deliver to Escrow Agent the following, and, as appropriate, all instruments shall be property executed:

a.

Purchase Price. Not later than the Closing Date, Buyer shall deposit with the Escrow Agent, in good funds immediately available, the Purchase Price less the Deposit, and subject to any prorations and credits required by this Agreement.

b.	General Assignment and Assumption. The General Assignment and Assumption;

c.	Leaseback Lease. The Leaseback Lease executed by the landlord thereunder;

d.	Assignment of Leases. The Assignment of Leases; and

e.	Other. Such documents and instruments of assignment and transfer as Title Insurer may reasonably require in order to consummate the conveyance and issue the Title Policy to Buyer.

9.3	Costs. At the Closing:

a.

Transfer Taxes: Seller shall pay any and all transfer taxes, sales taxes, and realty transfer fees incident to the conveyance of title to the Property to Buyer (including, without limitation, all New Jersey “Mansion Tax,” pursuant to N.J.S. 54:15C-1, and any New Jersey Realty Transfer Fee pursuant to Chapter 16 in 38 N.J.R. 3658(b)), if applicable, as well as any taxes in connection with the Lease;

b.	Recording Costs: Seller shall pay the cost of recording the Deed;

c.

Title Insurance Costs: Seller shall pay the cost of the title/search exam fees to prepare the Title Commitment, the basic and extended owner’s coverage under the Title Policy issued by the Title Insurer, and the costs of any endorsements to such Title Policy;

d.	Financing Costs: Buyer shall pay any mortgage recording or intangibles tax and all other taxes, costs, fees or expenses relating to Buyer’s financing of the Property;

e.

Diligence Reports: Seller shall pay the costs of the Survey, any zoning reports, any property condition reports, any Phase I environmental assessments and any Phase II environmental assessments (if consent for the same is given by Seller and if required), any seismic reports or studies, and any appraisal reports obtained by Buyer with respect to each Property for which Closing occurs (it being agreed that Buyer may order any or all of such reports directly from the applicable vendors selected by Buyer). Buyer shall pay the costs of all such items and reports for any of the Property for which Closing does not occur hereunder (including if Closing does not occur as to any such Property due to a termination by Buyer pursuant to Section 12.2); provided, however, that if Closing does not occur as to any of the Property due to a termination by Seller pursuant to Section 12.2, then Seller shall pay the costs of all such items and reports for any such Property as to which Closing does not occur. Notwithstanding anything herein to the contrary, the costs for which Seller is responsible pursuant to this Section 9.3.e shall not exceed Fifty Thousand and 00/100 Dollars ($50,000.00) in the aggregate unless Seller has provided its written consent to such higher amount;

f.	Escrow/Closing Fees: Any escrow/closing fees charged by the Title Insurer shall be split evenly by Buyer and Seller; and

g.

Other Costs: Except as otherwise set forth in this Agreement, Seller and Buyer shall pay their own respective costs incurred with respect to the consummation of the purchase and sale of the Property as contemplated herein, including, without limitation, attorneys’ fees.

10.	Default and Remedies.

10.1 Seller’s Default. IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO SELLER’S DEFAULT UNDER THIS AGREEMENT, THEN BUYER MAY ELECT, AS BUYER’S SOLE AND EXCLUSIVE REMEDIES, EITHER TO:

(a)

Terminate: TERMINATE THIS AGREEMENT, IN WHICH CASE ESCROW AGENT SHALL RETURN THE DEPOSIT TO BUYER, RECOVER FROM SELLER AN AMOUNT OF MONEY EQUAL TO THE ACTUAL OUT-OF-POCKET EXPENSES ACTUALLY INCURRED BY BUYER IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, NOT TO EXCEED FIFTY THOUSAND AND 00/100 DOLLARS ($50,000.00) IN THE AGGREGATE (COLLECTIVELY, THE “PURSUIT COSTS”), AND, AFTER RECEIPT BY BUYER OF THE DEPOSIT AND REIMBURSEMENT FROM SELLER FOR THE PURSUIT COSTS, NEITHER PARTY HERETO SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT THOSE OBLIGATIONS WHICH EXPRESSLY SURVIVE TERMINATION; OR

(b)	Specific Performance: ENFORCE SPECIFIC PERFORMANCE OF THIS AGREEMENT; OR

(c)

Intentional Acts of Seller. IF SELLER SELLS OR OTHERWISE TRANSFERS TITLE TO ANY OF THE PROPERTY TO A BONA FIDE PURCHASER OR OTHER TRANSFEREE WITHOUT KNOWLEDGE OF THIS AGREEMENT, OR OTHERWISE INTENTIONALLY TAKES ANY ACTION WHICH MAKES IT IMPOSSIBLE FOR BUYER TO PURSUE SPECIFIC PERFORMANCE, ANY SUCH ACTION WILL CONSTITUTE A WILLFUL AND INTENTIONAL BREACH OF THIS AGREEMENT AND BUYER WILL, ACCORDINGLY, ONLY IN THAT CIRCUMSTANCE BE ENTITLED TO PURSUE ALL REMEDIES AVAILABLE TO BUYER AT LAW OR IN EQUITY.

(d)

Pursuit Costs. IF BUYER BECOMES ENTITLED TO REIMBURSEMENT OF PURSUIT COSTS, BUYER WILL DELIVER WRITTEN NOTICE TO SELLER, WHICH NOTICE SHALL SPECIFY THE AMOUNT OF PURSUIT COSTS DUE AND ENCLOSE REASONABLE SUPPORTING DOCUMENTATION FOR EACH COMPONENT OF THE AMOUNT CLAIMED TO BE DUE. PAYMENT WILL BE DUE FROM SELLER WITHIN THIRTY (30) DAYS AFTER RECEIPT OF ANY SUCH WRITTEN NOTICE FROM BUYER.

(e)

No Other Remedies. BUYER SHALL NOT HAVE ANY OTHER RIGHTS OR REMEDIES HEREUNDER AS A RESULT OF ANY DEFAULT BY SELLER PRIOR TO CLOSING, AND BUYER HEREBY WAIVES ANY OTHER SUCH REMEDY AS A RESULT OF A DEFAULT HEREUNDER BY SELLER.

10.2 Buyer Default. IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, THEN SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES.

10.3 Determination of Seller Damages. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S DEFAULT PRIOR TO CLOSING, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE.

10.4 Agreement of Parties. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT.

10.5 Confirmation. EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT BUYER’S OBLIGATIONS UNDER SECTION 7.1.b. AND SECTION 15 OF THIS AGREEMENT.

10.6 [Intentionally Omitted].

10.7 Notice and Cure for Buyer. Buyer shall not be in default under this Agreement unless and until Seller has first given to Buyer written notice of the alleged default, specifying the alleged default in reasonable detail, and 5 Business Days elapse without appropriate curative action by Buyer; provided that no such notice is required for a failure by Buyer to tender performance at Closing.

10.8 Notice and Cure for Seller. Seller shall not be in default under this Agreement unless and until Buyer has first given to Seller written notice of the alleged default, specifying the alleged default in reasonable detail, and 5 Business Days elapse without appropriate curative action by Seller; provided that no such notice is required for a failure by Seller to tender performance at Closing.

11.	Maintenance of Improvements and Operation of Property.

(a)	Insurance. Seller agrees to keep in effect until the Closing all insurance coverage which is in effect on the Effective Date.

(b)	Maintenance. Seller shall maintain all Improvements in the condition existing on the Effective Date (ordinary wear and tear, casualty and condemnation excepted).

(c)	Operation. Seller shall operate and manage the Property in a manner consistent with Seller’s practices in effect prior to the Effective Date.

(d)

Space Leases. Seller covenants and agrees to not enter into any new leases for the Property or any portion thereof, and to not renew or amend any Existing Space Leases, at any time prior to the Closing Date without the prior written consent of Buyer in each instance.

(e)

Tenant Vacancy Condition. Seller covenants and agrees to cause the Tenant Vacancy Condition to be satisfied by the Closing Date, and will be responsible for all fees and costs in order to effectuate same. Seller will keep the Buyer reasonably apprised of the status of the Tenant Vacancy Condition upon Buyer’s request.

(f)	Service Contracts. Seller will not, so long as this Agreement remains in effect, enter into any Service Contracts of any nature which will be binding on Buyer or the Property from and after Closing.

(f)

No New Encumbrances. From and after the Effective Date until the date and time of the Closing, Seller shall not convey any portion of the Property or any rights therein, or enter into any conveyance, security document, easement or other agreement, or amend any existing agreement, granting to any Person (other than Buyer) any rights with respect to the Property or any part thereof or any interest whatsoever therein, without Buyer’s prior written consent.

12.	Casualty/Condemnation.

12.1. Minor Loss. Subject to the terms and conditions of this Agreement, Buyer shall be bound to purchase the applicable Property for the allocated Purchase Price, without regard to the effect of any damage to the Property or condemnation of any portion of the Property, provided that in the case of a casualty, the casualty is not a Material Casualty, or in the case of a condemnation or threatened condemnation, the condemnation or threatened condemnation is not a Material Condemnation.

12.2 Material Casualty/Condemnation. In the event of a Material Casualty or a Material Condemnation, either party may, at its option to be exercised within fifteen (15) Business Days after delivery of notice of the occurrence of the damage or the actual or threatened commencement of condemnation proceedings, either terminate this Agreement with respect to the affected Property or consummate the purchase for the full Purchase Price allocated to such Property as required by the terms hereof.

(a)

Election to Terminate. If either party elects to terminate this Agreement with respect to the affected Property by delivering written notice thereof to the non-terminating party, then this Agreement shall terminate with respect to the affected property, the applicable portion of the Deposit allocated to such terminated Property shall be returned to Buyer and neither party shall have any further rights or obligations hereunder with respect to the terminated Property, except for those which expressly survive any such termination.

(b)

Parties Do Not Elect to Terminate. If both parties elect to proceed with the purchase or fail to give termination notices within such fifteen (15) Business Day period that either party elects to terminate this Agreement, then this Agreement shall remain in full force and effect with respect to the affected Property.

(c)

Certain Costs. In the event that Seller terminates this Agreement as to any of the Property pursuant to this Section 12.2, Seller shall pay the costs of all due diligence items and reports referenced in Section 9.3.e for the affected Property.

12.3	Awards and Proceeds.

(a)

Credit. Upon the Closing, if Buyer is not entitled to or elects not to terminate this Agreement pursuant to Section 12.1 and Section 12.2 above, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or condemnation, plus the amount of any insurance deductible, less any reasonable sums expended by Seller toward the collection of such proceeds or awards or to restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed).

(b)

Assignment. If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for any reasonable sums expended to collect such proceeds or awards or to repair or restore the Property.

13.

Assignment. Neither Seller nor Buyer may assign this Agreement without the prior written consent of the other party hereto, which consent may be granted or withheld in such party’s sole discretion; provided, however, that Buyer may assign this Agreement to any entity owned or controlled by Fortress Net Lease REIT at any time prior to Closing, without the consent of or prior notice to Seller.

14.

Buyer’s Representation and Warranty. Buyer does hereby represent and warrant to Seller that (a) it is duly organized, validly existing and in good standing under the laws of the State of its formation; (b) it has all requisite authorizations to enter into this Agreement with Seller and to consummate the transactions contemplated hereby; and (c) the parties executing this Agreement on behalf of Buyer are duly authorized to so do.

15.

Broker and Broker’s Commission. Buyer and Seller each warrant and represent to the other that such party has not and will not employ a real estate broker or agent in connection with the transaction contemplated hereby. Each party agrees to indemnify and hold the other harmless from any loss or cost, including reasonable attorney’s fees actually incurred, suffered or incurred by it as a result of the other’s representation herein being untrue. The foregoing indemnities will survive Closing.

16.	Notices.

16.1

Form of Notice. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by (a) hand, (b) nationally-recognized overnight express delivery service, or (c) by e-mail of a letter in “pdf” format to the addresses set out below:

SELLER:
Bogota Savings Bank
819 Teaneck Road
Teaneck, New Jersey 07666
Attn: Kevin Pace
Email: kpace@bogotasavingsbank.com
With a copy to:
Bertone Piccini LLP
777 Terrace Ave., Suite 201
Hasbrouck Heights, New Jersey 07604
Attn: Jeremy Piccini, Esq.
Email: jpiccini@bertonepiccini.com
BUYER:
MountainSeed Real Estate Services, LLC
2100 Powers Ferry Road, Suite 410
Atlanta, Georgia 30339
Attn: Dan Wharton, General Counsel
Email: dwharton@mountainseed.com
With a copy to:
Dain, Torpy, Le Ray, Wiest & Garner, P.C.
175 Federal Street, 15th Floor
Boston, Massachusetts 02110
Attn: Timothy Pecci
Telephone: (617) 542-4854
Email: tpecci@daintorpy.com

ESCROW AGENT:
First American Title Insurance Company
666 Third Avenue, 5th Floor
New York, New York 10017
Attn: Zivile Giuliani
Telephone: (212) 850-0634
Email: zgiuliani@firstam.com

16.2 Effective Date of Notice. Any notice shall be given: (a) on the date of delivery, if delivered by hand; (b) on the date placed in the possession of an overnight express delivery service; or (c) on the date of transmission, if sent by email in portable document format; provided, that any time period allowed by this Agreement for a response to any notice so given, will not commence until receipt of the notice given.

16.3 Deemed Receipt. Refusal to accept delivery or inability to make delivery because of a change of address as to which no timely prior notice was given will conclusively constitute receipt of the notice given.

16.4 Change of Address. Either Seller or Buyer may change its address for notice to another address in the continental United States by giving written notice to the other not less than ten (10) calendar days prior to the effective date of the change of address.

17.

Governing Law. This Agreement shall be construed and interpreted under the laws of the State of New Jersey. Any legal action brought to enforce the terms of this Agreement shall be brought in the Superior Court of New Jersey, Bergen Vicinage.

18.

Construction. The parties agree that this Agreement is the result of negotiation by the parties, each of whom was represented by counsel, and thus, this Agreement shall not be construed against the maker thereof.

19.

No Waiver. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof.

20.

Entire Agreement. This Agreement and the documents incorporated herein by reference contain the entire agreement of the parties hereto with respect to the Property, and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein or incorporated herein by reference shall be of any force or effect.

21.

Binding Effect. Subject to Section 13, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns. In entering this Agreement and the transactions contemplated by this Agreement (including without limitation, entering the Leaseback Lease), Seller is relying upon the advice of its own legal, tax, appraisal, valuation, and accounting professionals and acknowledges and agrees that none of Buyer, Buyer’s assignee pursuant to Section 13.1, any affiliate of Buyer or such assignee, or the legal counsel of any such Person (collectively, the “Buyer/Assignee Parties”), has provided Seller with any accounting, tax, appraisal, valuation, or legal advice in connection with this Agreement or the transactions contemplated by this Agreement (including without limitation, entering the Leaseback Lease). While Buyer may have provided illustrative models to Seller, none of the Buyer/Assignee Parties have provided advice to Seller regarding the advisability of entering into the Agreement (or the Leaseback Lease). The Buyer/Assignee Parties have encouraged Seller to engage its own accounting, tax, appraisal, valuation, and legal professionals in connection with this Agreement and the transactions contemplated by this Agreement (including without limitation, entering the Leaseback Lease), and Seller has engaged such professionals as Seller has deemed appropriate for this transaction in Seller’s reasonable business judgment. In no event shall Seller be entitled to rely upon accounting, tax or legal advice from any of the Buyer/Assignee Parties.

22.

Amendments. No amendment to this Agreement shall be binding on any of the parties hereto unless such amendment is in writing and is executed by the party against whom enforcement of such amendment is sought.

23.	Possession. Possession of the Property shall be granted by Seller to Buyer no later than the Closing Date, subject to the Permitted Title Exceptions.

24.

Date For Performance. If the time period or date by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a non-Business day, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

25.

Recording. Seller and Buyer agree that they will not record this Agreement. Seller and Buyer agree, upon request of Buyer, to execute and record a memorandum of this Agreement within 3 days after Buyer’s request therefor, on a form reasonably acceptable to the parties.

26.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute but one and the same instrument. Electronic or facsimile signatures shall have the same force and effect as original signatures.

27.

Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent be held to be invalid or unenforceable, then such term or provision shall be ignored, and to the maximum extent possible, this Agreement shall continue in full force and effect, but without giving effect to such term or provision.

28.	Time of Essence. Time is of the essence of this Agreement.

29.	Tax Free Exchange

Notwithstanding any terms to the contrary in the Agreement, either party shall have the right to transfer the Property in a manner qualifying the sale as part of a tax deferred exchange pursuant to the provisions of Section 1031 of the Internal revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (hereinafter referred to as an “Exchange”). In the event that a party enters into an Exchange, (i) the other party shall consent to the assignment of the proceeds of this Agreement to a qualified “intermediary”; (ii) Buyer shall pay the Purchase Price to the intermediary; and (iii) the other party shall cooperate with respect to the Exchange, including the execution and delivery of any documents necessary to qualify the sale of the Property for the like-kind exchange treatment under the Code and the Treasury Regulations promulgated thereunder. The foregoing agreements are made on condition that (i) the cooperating party incurs no additional cost or expense in connection with the Exchange; (ii) the Exchange shall in no way affect the rights of the cooperating party under any other paragraph of the Agreement; and (iii) the cooperating party shall not be required to acquire title to any other real estate property in connection with the Exchange.

30.	Intentionally Omitted.

31.

Exclusivity. So long as this Agreement remains in effect, Seller shall not, directly or indirectly, list the Property with any broker or otherwise solicit or make or accept any offers to sell the Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of the Property, enter into any contracts or agreements (whether binding or not) regarding any disposition of the Property or take any action to encourage or facilitate any of the foregoing or the making of any proposals or inquiries that may reasonably be expected to lead to any of the foregoing.

32.

Survival. No representations, warranties, covenants or agreements of Seller or Buyer contained herein shall survive the Closing or the earlier termination of this Agreement, except as expressly provided in this Agreement. The representations, warranties, covenants and/or agreements of Seller and Buyer, as applicable, contained in following Sections or provisions shall survive the Closing or, as applicable, the earlier termination of this Agreement, for a period of three (3) months unless a more limited period of survival is specified therefor: Section 4.2, Section 7.1(b), Section 8.1 (except for Section 8.1.q, which shall survive indefinitely), Section 14, and Section 15.

33.

Liability Limitation. Notwithstanding anything to the contrary contained herein, if the Closing shall have occurred, the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement shall not exceed

Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), in the aggregate (the “Liability Limitation”); provided, that Seller’s obligations under Section 8.1.q, Section 9.3, and Section 15 shall not be subject to the Liability Limitation, nor shall any amounts recovered under such sections count towards the Liability Limitation.

34.

Flood Hazard Disclosures. Buyer acknowledges that Seller has made certain flood hazard disclosures to Buyer within Exhibit K attached hereto and incorporated herein by this reference. BUYER ACKNOWLEDGES THAT BUYER IS A SOPHISTICATED PURCHASER OF COMMERCIAL REAL ESTATE, THAT BUYER HAS RETAINED EXPERIENCED LEGAL COUNSEL, AND THAT BUYER SHALL INDEPENDENTLY, AS A PART OF ITS DUE DILIGENCE, UNDERTAKE A FLOOD HAZARD SEARCH OF THE PROPERTY, AND AN INVESTIGATION OF THE AVAILABILITY OF FLOOD INSURANCE FOR THE PROPERTY, INCLUDING VIA THE NATIONAL FLOOD INSURANCE PROGRAM.

35.

Sale-Leaseback Transaction. Seller represents that the requirements for ownership in sale-leaseback transactions involving real estate as set forth in ASC 606-10-25-30 are satisfied. This Agreement shall not be interpreted as a finance lease, nor shall any provision of this Agreement be interpreted as a repurchase option.

[END OF AGREEMENT – SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and sealed by its authorized signatory.

SELLER / LEASEBACK TENANT:

BOGOTA SAVINGS BANK, a New Jersey corporation

By:
Name: Kevin Pace
Title: President & CEO

BUYER:

MOUNTAINSEED REAL ESTATE SERVICES, LLC, a Georgia limited liability company

By:
Name:
Title:

[Signature Page 1 of 1 to Purchase and Sale Agreement]

S-1

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and sealed by its authorized signatory.

SELLER / LEASEBACK TENANT:

BOGOTA SAVINGS BANK, a New Jersey corporation

By:
Name:
Title:

BUYER:

MOUNTAINSEED REAL ESTATE SERVICES, LLC, a Georgia limited liability company

By:
Name: Nathan Brown
Title: President

[Signature Page 1 of 1 to Purchase and Sale Agreement]

S-2